                                                                   EXHIBIT 10.13

NEW
ENTERPRISE
ASSOCIATES
2490 Sand Hill Road
Menlo Park
California 94025
Tel: 650-854-9499
Fax: 650-854-9397

April 13, 1998


Mr. Michael S. Bennett
address

Dear Mike:

On behalf of the Board of Directors of Mission Critical Software, Inc., I am pleased to present our offer to you to become Mission Critical Software's new President and Chief Executive Officer, and a member of the Mission Critical Software Board of Directors. As President and Chief Executive, you will report to the Mission Critical Board of Directors.

We have enjoyed getting to know you, we are enthusiastic in support of this offer - and we all look forward very much to welcoming you to Mission Critical Software. All of us have been impressed with your personal stature and character, your skills, and your achievements, and by how well you fit the profile we established. We are convinced that you are very well qualified to lead Mission Critical Software to major growth and success. We also believe, as I know you do, that becoming President and CEO of Mission Critical Software is an outstanding and timely opportunity for you to capitalize upon your talents - and for you to continue to attain your personal, career and financial goals.

We have given careful thought to compensation arrangements that would be appropriate to your professional stature, to Mission Critical Software's stage of development, and to Mission Critical precedents and policies. Accordingly, we are pleased to offer you the following, subject to approval to Mission Critical's Certified public Accountants and our attorney:

1. Your initial base salary as President and Chief Executive Officer will be $16,667 per month ($200,000 per annum).

2. You will receive an initial quarterly incentive bonus targeted at $43,750 per fiscal quarter, based half on personal milestones and half on corporate operating results - the precise milestones and operating goals to be mutually established within thirty days of your joining Mission Critical Software.

3. Your base salary and incentive bonus plan for fiscal 2000 will be developed by you and the Board prior to the close of Fiscal 1999 on June 30, 1999, and will be set at amounts no less than those in Paragraphs 1 and 2 above.

4. You will be granted, upon your employment, options on 7.00% of Mission Critical Software, as follows:

     A) 2.25% of the current full-diluted 13,380,692 shares outstanding, or 301,068 common shares, at the current employee price of fifty cents ($0.50) per share, which will best at the rate of 0.1875% per month (25,089 shares per month) at the end of each of your first twelve months of employment with Mission Critical;

     B) An additional 0.13194% of the current full-diluted 13,380,692 shares outstanding (or 17,655 common shares) at the current employee price of fifty cents ($0.50) per share will vest after each of the next 36 months, subject to your continued employment with Mission Critical;

     C) If, before your first anniversary date, you are terminated or your job is materially changed ("constructive termination") for other than cause, fifty percent of your then-unvested shares shall become immediately vested;

     D) If, before your first anniversary date, Mission Critical is acquired by another company and you continue to serve in full time role of equal responsibility and compensation, all of your then unvested shares which remain after giving effect to Paragraph 4-C above will vest at the rate of one-twelve per month during the ensuing months of your employment;

     E) If, after your first anniversary date, and before your fourth, Mission Critical is acquired by another company and you are terminated or assigned a position of lesser responsibility or compensation in the resulting organization ("constructive termination"), or required to relocate out of Austin, one hundred percent of your then unvested shares shall become immediately vested;

     F) Following your separation, whether voluntary and involuntary, from Mission Critical or a successor company, you will have twelve months in which to exercise your vested options.

5. If you are terminated by Mission Critical for other than cause, or if you are terminated by a company which should acquire Mission Critical, Mission Critical will pay you a lump sum severance in the amount of two hundred thousand dollars ($200,000), upon said termination.

6. As a Mission Critical Software employee, you will participate in Mission Critical's various corporate benefit plans, such as medical, disability, dental, life insurance, and retirement plans, which are not in effect, or as they may be changed or amended in the future.

7. Mission Critical understands that you will reside in Austin while undertaking this assignment. In order to facilitate this situation, the company understands that you will need the following:

     A)  An office in Austin

     B) Employment of your current administrative, Assistant in Austin, including her participating in the company stock option and under Mission Critical's normal guidelines.

     C)  Availability of a car in Houston.

     D)  Availability of an apartment in Houston.

In accordance with U.S. law, this offer is conditional upon satisfactory proof of U.S. citizenship or other eligibility for employment, as required by the Immigration Reform and Control Act of 1986. Having no specified term, employment may be terminated at the will of either yourself or Mission Critical Software, upon thirty days notice.

Mike, we all look forward to your prompt acceptance of our offer, and we expect you to join Mission Critical Software full time on or before May 18, 1998. To signify your acceptance, please sign and return to me one copy of this letter. By signing below, you also certify that you are in good health and not under a physician's care for any illness or injury that endangers your ability to assume your duties.

We would appreciate your response to this letter by end of day on Monday, April 13, 1998. The terms of this letter will take effect on the date it is signed, with the exception of salary and bonus compensation provisions. Salary and bonus compensation will commence on your actual on-board dates.

May I say again how much we all look forward to welcoming you to Mission Critical Software. We look forward to working with you during many challenging and fruitful years.

                                       Sincerely,


                                       /s/  Scott D. Sandell
                                       --------------------------------
                                       Scott D. Sandell
                                       Member of the Board of Directors
                                       Mission Critical Software, Inc.

AGREED AND ACCEPTED:


/s/  Michael S. Bennett
---------------------------
Michael S. Bennett

     4/13/98
---------------------------
Date

Enclosure:  second signature copy of this letter.

                                      -3-